LAW OFFICE OF THOMAS G. AMON

733 3rd Avenue, 15th Floor

New York, NY 10017

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Tel:  (212) 810-2430

                                                                                                    October 30, 2018

OBITX, Inc.

4720 Salisbury Road

Jacksonville, FL 32256

                           Re:  OBITX, Inc., a Delaware corporation

                                  Form S-1 Registration Statement

Dear Sir or Madam:

              As special counsel for OBITX, Inc., a Delaware corporation (the “Company”), you have requested our firm to render this opinion in connection with the Registration Statement of the Company on Form S-1 (File No. 333-222978) (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “SEC”) relating to the registration for the public offer and sale (“Offering”) by the Company of up to an aggregate of 5,902,811 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”) as follows: (a) MCIG, Inc., a Nevada corporation (MCIG) is distributing to its shareholders 402,811 shares of Common Stock of the Company’s Stock owned by MCIG, a shareholder of the Company (the “MCIG Shares” in connection with a spin-off of the Company. Each shareholder of MCIG will receive one (1) share of OBITX Common Stock for every one thousand (1,000) shares of MCIG common stock that they hold as of the record date; (b) in addition, the Company is registering 2,500,000 shares of the Company’s Common Stock belonging to two shareholders (“Selling Shareholder’s Shares”) and 3,000,000 underling common shares for the warrants to purchase the Company’s Common Stock at $1.00 per share (the “Warrant Shares”) issued to six management personnel and shareholders with greater than 10% ownership of the Company.

             As special counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, including, without limitation: (a) the Articles of Incorporation of the Company and the Amended Articles of Incorporation of the Company, effective as of October 31, 2017; (b) the By-Laws of the Company, effective as of November 1, 2017; (c) a Unanimous Written Consents of the Board of Directors of

OBITX, Inc.

October 30, 2018

the Company dated January 25, 2018 and September, 2018 (the “Board Resolutions”) authorizing the Shares, and the Warrants and other documents related to the offering of the securities referred to herein; (d) a good standing certificate for the Company dated September 18, 2018 from the Delaware Secretary of State certifying that the Company is duly organized, existing, and in good standing under the laws of the State of Delaware.

            With your knowledge and permission, we have not reviewed, and express no opinion as to the following: (i) any instrument or agreement referred to or incorporated by reference in the any of the documents listed as Items (a) – (d) of the prior paragraph, except as expressly set forth herein; and (ii) any provisions of any other laws (other than Delaware law) referred to or deemed to govern the Warrants and the Warrant Agreement to be entered into by the Company (the “Warrant Agent Agreement”). We have also examined copies, certified or otherwise identified to our satisfaction, of such records, documents, instruments, communications and certificates (collectively “Client and Public Record Documents”) of the Company and public officials as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

Assumptions

We have assumed, with your knowledge and permission, and without independent verification, although we have no actual knowledge that such matters are not true: (i) the genuineness of all signatures (other than the Company and the directors signing the Board Resolutions); (ii) the power and authority of all parties (other than the Company and the directors signing the Board Resolutions) signing such documents to execute, deliver, and perform under such documents, and the valid authorization, execution, and delivery of such documents by such other parties; (iii) the authenticity of all documents submitted to us or as filed as exhibits to the Registration Statement; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed photostatic, or facsimile copies; and (v) that the Warrant Agreement is valid, binding and enforceable under Delaware law. With respect to the issued and outstanding capital stock of the Company prior to the issuance of the Shares, including, without limitation, options, convertible securities, and other agreements which provide for issuance of capital stock in addition to the issued and outstanding capital stock of the Company on the date hereof, we are relying solely on the capitalization as set forth in the Registration Statement, and certificates and corporate records provided to us by the Company.

Opinion

Based upon and subject to the foregoing, we are of the opinion that (i) the MCIG Shares and the Selling Shareholder’s Shares are, and the Warrant Shares will be, when issued, upon exercise of the Warrants (against payment therefor as applicable) as set forth in the Registration Statement and the Warrant Agreement, as applicable, duly and validly issued, fully paid and non-assessable; and (ii) the Company is a corporation duly organized, existing, and in good standing under the laws of the State of Delaware.

OBITX, Inc.

October 30, 2018

* * * * *

We are members of the Bar of the State of New York and do not express any opinion as to laws other than those of the State of New York, the federal laws of the United States of America and for the limited purposes set forth, the laws of the State of Delaware. Our Opinion herein is based on the existing laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to any laws or regulations of other states or jurisdictions as they may pertain to the Warrants or Warrant Agreement or with respect to the effect of non-compliance under any such laws or regulations of any other jurisdictions. This Opinion is effective up to and including the date of this Opinion and we expressly decline any undertaking to advise you of any matters arising subsequent to the date hereof which would cause us to amend any portion of the foregoing in whole or in part. This Opinion is limited to the matters expressly set forth herein and no Opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

By:      /s/ Thomas G. Amon

      LAW OFFICE OF THOMAS G. AMON